Exhibit 21

SUBSIDIARIES OF FIDELITY SOUTHERN CORPORATION

Fidelity Bank—incorporated under Georgia law
LionMark Insurance Company—incorporated under Georgia law
FNC Capital Trust I—formed under Delaware law
Fidelity National Capital Trust I—formed under Delaware law
Fidelity Southern Statutory Trust I—formed under Connecticut law
Fidelity Southern Statutory Trust II—formed under Delaware law
Fidelity Southern Statutory Trust III—formed under Delaware law